        EXHIBIT 97.1
ATLANTIC INTERNATIONAL CORP (“the Company”)
CLAWBACK POLICY

Introduction
The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Listing Rule 5608 (the “Clawback Listing Standards”).
Administration
This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.
Covered Executives
This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards, and such other senior executives and employees who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).
Recoupment; Accounting Restatement
In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.
Incentive Compensation
For purposes of this Policy, Incentive Compensation means any of the following; provided that, such compensation is granted, earned, or vested based wholly, or in part, on the attainment of a financial reporting measure including, but not limited to:
•Annual bonuses and other short- and long-term cash incentives.
•Stock options.
•Stock appreciation rights.
•Restricted stock.
•Restricted stock units.
•Performance shares.
NG-499T5PE2 4933-5044-0993v.1

•Performance units.
Financial reporting measures include:
•Company stock price.
•Total shareholder return.
•Revenues.
•Net income.
•Earnings before interest, taxes, depreciation, and amortization (EBITDA).
•Funds from operations.
•Liquidity measures such as working capital or operating cash flow.
•Return measures such as return on invested capital or return on assets.
•Earnings measures such as earnings per share.
Excess Incentive Compensation: Amount Subject to Recovery
The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data.
If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
Method of Recoupment
The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder which may include, without limitation:
(a)    requiring reimbursement of cash Incentive Compensation previously paid;
(b)    seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c)     offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d)     cancelling outstanding vested or unvested equity awards; and/or
(e)     taking any other remedial and recovery action permitted by law, as determined by the Board.
No Indemnification
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation
The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.
Effective Date
This Policy shall be effective as of July 3, 2024 (the “Effective Date”) and shall apply to Incentive Compensation that is accrued and/or received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to the Effective Date.
Amendment; Termination
The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.
Other Recoupment Rights
Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Relationship to Other Plans and Agreements
The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.
Acknowledgment
The Covered Executive shall sign an acknowledgment form in the form attached hereto as Exhibit A in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.
Impracticability
The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company's securities are listed.
Successors
This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

EXHIBIT A
FORM OF
EXECUTIVE OFFICER ACKNOWLEDGEMENT & AGREEMENT
PERTAINING TO ATLANTIC INTERNATIONAL CORP
CLAWBACK POLICY

This Acknowledgement & Agreement (the “Acknowledgement”) is delivered by the undersigned executive officer (“Executive”), as of the date set forth below, to Atlantic International Corp (the “Company”).
The Company’s Board of Directors (the “Board”) adopted the Atlantic International Corp Clawback Policy, attached as Exhibit A hereto (as amended, restated, supplemented or otherwise modified from time to time by the Board, the “Clawback Policy”). The Clawback Policy provides for the recovery of certain incentive-based compensation from executive officers in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
In consideration of the continued benefits to be received from the Company and Executive’s right to participate in, and as a condition to the receipt of, incentive-based compensation (as defined in the Clawback Policy), Executive hereby acknowledges and agrees to the following:
1.    Executive has read and understands the Clawback Policy and has had an opportunity to ask questions to the Company regarding the Clawback Policy.
2.    Executive agrees to be bound by and to abide by the terms of the Clawback Policy and intends for the Clawback Policy to be applied to the fullest extent of the law.
3.    The Clawback Policy shall apply to any and all incentive-based compensation that is received (as defined in the Clawback Policy) by Executive on or after July 3, 2024.
4.    Executive agrees and understands that the recovery of compensation under the Clawback Policy shall not be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan, agreement, or other arrangement with the Company.
5.    In the event of any inconsistency between the provisions of the Clawback Policy and this Acknowledgement or any applicable incentive-based compensation arrangements, equity agreement, indemnification agreement or similar agreement or arrangement setting forth the terms and conditions of any incentive-based compensation, the terms of the Clawback Policy shall govern.
No modifications, waivers or amendments of the terms of this Acknowledgement shall be effective unless signed in writing by Executive and the Company. The provisions of this Acknowledgement shall inure to the benefit of the Company, and shall be binding upon, the successors, administrators, heirs, legal representatives and assigns of Executive.
By signing below, Executive agrees to the application of the Clawback Policy and the other terms of this Acknowledgement.

Name:
Date:
[Signature Page to Executive Officer Acknowledgement & Agreement
Pertaining to the Atlantic International Corp Clawback Policy]